Exhibit (a)(1)(xx)

PRESS RELEASE

Fintech Telecom Announces Final Results of

Tender Offer in Argentina for Class B Shares of Telecom Argentina

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New York, NY, November 7, 2016 — Fintech Telecom, LLC (“Fintech Telecom”) announced today the final results of its previously announced all-cash tender offer in Argentina (the “Argentine Offer”) in accordance with the tender offer rules of the Republic of Argentina, for all outstanding Class B Shares of Telecom Argentina S.A. (“Telecom Argentina”) not owned by Fintech Telecom or its affiliates. The Argentine Offer expired at 1:00 p.m., Buenos Aires time, on November 4, 2016.

BBVA Banco Francés S.A., the Argentine receiving agent, has advised Fintech Telecom that, as of 1:00 p.m., Buenos Aires time, on November 4, 2016, 12,337,723 Class B Shares were validly tendered since the commencement of the Argentine Offer. Fintech Telecom has accepted the Class B Shares tendered in the Argentine Offer and will pay the holders thereof in accordance with the terms and conditions of the Argentine Offer.

The simultaneous offer by Fintech Telecom and its affiliates, Fintech Advisory Inc. and David Martínez, in the U.S. (the “U.S. Offer”) for all outstanding Class B Shares held by U.S. holders and all outstanding American depositary shares of Telecom Argentina not owned by Fintech Telecom or its affiliates remains scheduled to expire at 5:00 p.m., New York time, on November 23, 2016.

Additional Information

This press release is for informational purposes only and does not constitute an offer to buy or a solicitation of an offer to sell any securities of TEO. Complete terms and conditions of the U.S. Offer are set forth in the U.S. Offer to Purchase, Letter of Transmittal and other related materials that were filed by the Bidders with the SEC on September 15, 2016. Copies of the U.S. Offer to Purchase, Letter of Transmittal and other related materials are available free of charge from D.F. King & Co., Inc., the U.S. information agent for the U.S. Offer, toll free at (866) 721-1211, or for bankers and brokers, at (212) 269-5550 or via email at teco@dfking.com. The receiving agent in the U.S. for purposes of the U.S. Offer is Computershare, Inc.

For further information please contact:

Julio R. Rodriguez, Jr.

Fintech Telecom, LLC

375 Park Avenue, 38th Floor

New York, New York 10152

Telephone: (212) 593-4500